Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO
Dean J. Brydon, CFO
(360) 533-4747

Timberland Bancorp Reports EPS of $0.16 for Fiscal Third Quarter 2012
Net Interest Margin Increases, Credit Quality Improves, Capital Ratios Remain Strong

HOQUIAM, WA – July 24, 2012- Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported fiscal 2012 third quarter net income of $1.35 million.  Net income available to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion was $1.08 million, or $0.16 per diluted common share.  This compares to net income to common shareholders of $541,000, or $ 0.08 per diluted common share, for the quarter ended March 31, 2012 and a net loss to common shareholders of  $(1.55 million), or $(0.23) per diluted common share, for the quarter ended June 30, 2011.

Net income for the first nine months of fiscal 2012 of $3.44 million is a significant increase over the net income of $1.16 million recorded for the first nine months of fiscal 2011.  Net income available to common shareholders for the first nine months of fiscal 2012 after the preferred stock dividends and the preferred stock discount accretion was $2.64 million, or $0.39 per diluted common share, compared to $370,000, or $0.05 per diluted common share, in the like period one year ago.

“The continuation of a low interest rate environment presents challenges to the banking industry, however we noted significant improvements in a number of operational metrics this quarter,” stated Michael R. Sand, President and CEO.  “Net interest margin increased, credit costs declined, the efficiency ratio improved and net income significantly increased compared to the prior quarter and fiscal year to date.  Our employees continue to compete effectively in an extremely competitive environment which shows little near term signs of abating.  Demand for portfolio loans remains less than robust although the market for one- to four-family refinance mortgage loans continues to be strong.”

Fiscal Third Quarter 2012 Highlights (at or for the period ended June 30, 2012, compared to March 31, 2012, or June 30, 2011):

•	Net income increased to $1.35 million compared to $808,000 for the preceding quarter and a net loss of $(1.28 million) for the comparable quarter one year ago ;
•	Earnings per diluted common share increased to $0.16 from $0.08 for the preceding quarter and from a loss of $(0.23) for the comparable quarter one year ago;
•	Net interest margin increased to 3.96% compared to 3.72% for the preceding quarter and 3.76% for the comparable quarter one year ago;
•	Total delinquent and non-accrual loans decreased 21% during the quarter and 23% year-over-year;
•	The non-performing asset ratio improved to 5.14%;
•	Efficiency ratio improved to 67.98% compared to 74.97% for the preceding quarter and 82.98% for the comparable quarter one year ago;
•	Capital levels remain very strong: Total Risk Based Capital of 16.85%; Tier 1 Leverage Capital Ratio of 11.59%; Tangible Capital to Tangible Assets Ratio of 11.52%; and
•	Book value per common share increased to $10.38, and tangible book value per common share increased to $9.53 at quarter end.

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.85%, a Tier 1 leverage capital ratio of 11.59% and a tangible capital to tangible assets ratio of 11.52% at June 30, 2012.  On May 21, 2012 Timberland received approval and paid $1.0 million in dividends on the preferred shares issued to the U.S. Treasury in December 2008.  On July 16, 2012 Timberland requested permission from the Federal Reserve to pay the remaining accrued dividends of $1.19 million to

Timberland Q3 Earnings
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the U.S. Treasury and is currently awaiting a response.  The payment of such dividends does not reduce Timberland’s reported capital ratios since appropriate accruals for the dividends were recorded in the current and prior quarters.

Timberland provisioned $900,000 to its loan loss allowance during the quarter ended June 30, 2012 compared to $1.05 million in the preceding quarter and $3.40 million in the comparable quarter one year ago.  Net charge-offs for the quarter totaled $1.56 million, of which $1.08 million had been previously classified as impairments and specifically reserved for in previous quarters.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 21% to $34.7 million at June 30, 2012 from $44.0 million at March 31, 2012 and decreased 23% from $45.0 million one year ago.  The non-performing assets to total assets ratio was 5.14% at June 30, 2012 compared to 5.40% three months earlier and 5.53% one year ago.

Non-accrual loans totaled $24.0 million at June 30, 2012 and were comprised of 57 loans and 50 credit relationships. By category: 41% of non-accrual loans are secured by land and land development properties; 38% are secured by commercial properties; 18% are secured by residential properties; and 3% are secured by residential construction projects.

Other real estate owned (“OREO”) and other repossessed assets increased by $2.0 million to $10.0 million at June 30, 2012 from $8.0 million at March 31, 2012 and decreased from $11.0 million at June 30, 2011.  The conversion of non-performing loans to OREO moves the assets closer to final resolution.  The OREO portfolio consisted of 56 individual properties and two other repossessed assets at June 30, 2012.  The properties consisted of 38 land parcels totaling $5.2 million, 12 single family homes totaling $1.5 million, five commercial real estate properties totaling $2.4 million and a condominium project of $842,000.  The two other repossessed assets totaled $44,000.  During the quarter ended June 30, 2012, nine OREO properties and other repossessed assets totaling $739,000 were sold for a net gain of $34,000.

Balance Sheet Management

Total assets decreased by $13.6 million, or 2%, to $729.1 million at June 30, 2012 from $742.7 million at March 31, 2012.  The decrease in total assets was primarily due to a $14.2 million decrease in total deposits which reduced the amount of assets held in overnight funds and contributed to an increased net interest margin.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 18.9% of total liabilities at June 30, 2012 compared to 20.9% at March 31, 2012 and 21.6% one year ago.

Net loans receivable increased $2.2 million to $537.2 million at June 30, 2012 from $535.0 million at March 31, 2012.  The increase was primarily due to a $7.4 million increase multi-family loan balances, a $4.1 million increase in one-to four-family loan balances and $3.2 million increase in commercial real estate loan balances.  These increases to net loans receivable were partially offset by an $8.4 million decrease in construction and land development loan balances, a $3.3 million decrease in land loan balances and an $829,000 decrease in commercial business loan balances.

Timberland continued to reduce its exposure to land development and land loans during the quarter.  Land development loan balances decreased to $609,000 at June 30, 2012, a 38% decrease from the preceding quarter and a 76% decrease year-over-year.  The Bank’s land loan portfolio decreased to $41.3 million at June 30, 2012, a 7% decrease from the preceding quarter and an 18% decrease year-over-year.  The well diversified land loan portfolio consists of 331 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties.  The average loan balance for the entire land portfolio was approximately $125,000 at June 30, 2012.

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LOAN PORTFOLIO
	June 30, 2012		March 31, 2012		June 30, 2011
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$109,624	19%	$105,570	19%	$112,838	20%
Multi-family	38,146	7	30,745	5	31,058	6
Commercial	258,545	46	255,327	46	229,800	41
Construction and land
Development	48,639	9	57,069	10	68,017	12
Land	41,273	7	44,553	8	50,238	9
Total mortgage loans	496,227	88	493,264	88	491,951	88

Consumer Loans:
Home equity and second
Mortgage	34,080	6	33,979	6	36,991	7
Other	6,413	1	6,234	1	8,226	1
Total consumer loans	40,493	7	40,213	7	45,217	8

Commercial business loans	26,052	5	26,881	5	20,621	4
Total loans	562,772	100%	560,358	100%	557,789	100%
Less:
Undisbursed portion of
construction loans in
Process	(12,239)		(11,245)		(22,713)
Deferred loan origination
Fees	(1,761)		(1,856)		(1,988)
Allowance for loan losses	(11,603)		(12,264)		(11,790)
Total loans receivable, net	$537,169		$534,993		$521,298

CONSTRUCTION LOAN COMPOSITION
	June 30, 2012		March 31, 2012		June 30, 2011
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent	Amount	Percent of Loan Portfolio

Custom and owner / builder	$27,643	5%	$28,109	5%	$28,128	5%
Speculative one- to four-
Family	2,122	1	2,271	1	3,028	1
Commercial real estate	17,920	3	17,079	3	26,081	4
Multi-family (including
condominium)	345	--	8,632	1	8,254	1
Land development	609	--	978	--	2,526	1
Total construction loans	$48,639	9%	$57,069	10%	$68,017	12%

Timberland’s loan originations increased 26% to $63.6 million during the quarter ended June 30, 2012 compared to $50.4 million for the preceding quarter and increased 78% from the $35.7 million originated during the quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended June 30, 2012, $21.2 million fixed-rate

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one-to four-family mortgage loans were sold compared to $23.9 million for the preceding quarter and $8.2 million for the like quarter ended one year ago.

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased by $351,000 during the quarter to $8.6 million at June 30, 2012 from $9.0 million at March 31, 2012, primarily due to prepayments and scheduled amortization.  During the quarter ended June 30, 2012, other-than-temporary-impairment (“OTTI”) credit related write-downs and realized losses of $37,000 were recorded on the private label MBS that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008.  At June 30, 2012 the Bank’s remaining private label MBS portfolio had been reduced to $2.9 million from an original acquired balance of $15.3 million.

DEPOSIT BREAKDOWN ($ in thousands)
	June 30, 2012		March 31, 2012		June 30, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$70,004	12%	$69,633	12%	$57,735	10%
N.O.W. checking	149,821	25	158,635	26	158,725	27
Savings	88,210	15	89,676	15	77,391	13
Money market	73,857	13	69,345	11	56,151	9
Certificates of deposit under $100	130,233	22	135,538	22	146,037	25
Certificates of deposit $100 and over	78,241	13	81,769	14	93,459	16
Certificates of deposit – brokered	- -	--	- -	--	--	--
Total deposits	$590,366	100%	$604,596	100%	$589,498	100%

Total deposits decreased 2% to $590.4 million at June 30, 2012, from $604.6 million at March 31, 2012 primarily as a result of an $8.8 million decrease in certificates of deposit account balances, an $8.8 million decrease in N.O.W. checking account balances and a $1.5 million decrease in savings account balances.   These decreases were partially offset by a $4.5 million increase in money market account balances and a $371,000 increase in non-interest bearing account balances.

Total shareholders’ equity increased $1.30 million to $89.28 million at June 30, 2012, from $87.98 million at March 31, 2012.  The increase in shareholders’ equity was primarily a result of net income for the quarter.  Book value per common share increased to $10.38 and tangible book value per common share increased to $9.53 at June 30, 2012.

Operating Results

Fiscal third quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights (“MSRs”)), increased 4% to $9.09 million from $8.72 million for the preceding quarter and 7% from the $8.48 million for the comparable quarter one year ago.

Net interest income increased 6% to $6.63 million for the quarter ended June 30, 2012 from $6.27 million for the preceding quarter and increased 3% from $6.41 million for the comparable quarter one year ago.  The net interest margin for the current quarter increased to 3.96% from 3.72% for the preceding quarter and from 3.76% for the comparable quarter one year ago.  The increase in net interest income and net interest margin was primarily a result of an increase in average loans outstanding, a decrease in non-accrual loans and an in increase in late fees received and deferred loan origination fees taken into income on loans that paid off during the current quarter.  Average loans outstanding increased by $7.6 million to $548.5 million (81.9% of average total interest earning assets) for the quarter ended June 30, 2012 from $540.9 million (80.2% of average total interest earning assets) for the quarter ended March 31, 2012.  Late fees and deferred loan origination fees taken into income (and classified as interest income) on loans that paid off during the quarter ended June 30, 2012 increased $129,000 relative to the total recorded for the quarter ended March 31, 2012.  The increase in late fees and loan origination fees increased the net interest margin by approximately eight basis points.  For the first nine months of fiscal 2012, net interest income increased 1% to $19.20 million from $19.10 million for the first nine months of fiscal 2011. Timberland’s net interest margin for the first net months of fiscal 2012 increased to 3.80% from 3.78% for the first nine months of 2011.

Timberland provisioned $900,000 to its loan loss allowance for the quarter ended June 30, 2012, compared to $1.05 million in the preceding quarter and $3.40 million in the comparable quarter one year prior.  For the first nine months of fiscal 2012, the

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provision for loan losses totaled $2.6 million compared to $5.0 million in the first nine months of fiscal 2011. Net charge-offs for the quarter ended June 30, 2012 totaled $1.56 million compared to $758,000 for the quarter ended March 31, 2011 and $3.41 million for the quarter one year ago. Fiscal year-to-date, net charge-offs were $2.94 million compared to $4.47 million for the first nine months of fiscal 2011.

Non-interest income decreased 6% to $2.34 million for the quarter ended June 30, 2012, from $2.49 million in the preceding quarter and increased 33% from $1.76 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $224,000 net decrease in the valuation recovery of the Bank’s MSRs, which was partially offset by an increase in service charges on deposits.  Year to date, non-interest income increased $458,000, or 7%, to $7.28 million from $6.82 million for the first nine months of fiscal 2011, primarily due to an increase in gain on sale of loans and an increase in ATM and debit card interchange fee income.

Total operating (non-interest) expenses decreased 7% to $6.10 million for the third fiscal quarter from $6.57 million for the preceding quarter and 10% from $6.78 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily the result of a $290,000 decrease in loan administration and foreclosure expenses and a $71,000 decrease in OREO and other repossessed assets expense.  Year to date, operating expenses decreased 2% to $18.89 million from $19.34 million for the first nine months of fiscal 2011, primarily due to decreased salaries and employee benefits expense and decreased FDIC insurance expense, which were partially offset by increased OREO and other repossessed assets expense.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings (“MOUs”) to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.

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We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2012	2012	2011
Interest and dividend income
Loans receivable	$7,842	$7,607	$8,192
MBS and other investments	89	109	141
Dividends from mutual funds	6	7	8
Interest bearing deposits in banks	82	81	90
Total interest and dividend income	8,019	7,804	8,431

Interest expense
Deposits	925	1,035	1,463
FHLB advances and other borrowings	466	496	556
Total interest expense	1,391	1,531	2,019
Net interest income	6,628	6,273	6,412

Provision for loan losses	900	1,050	3,400
Net interest income after provision for loan losses	5,728	5,223	3,012

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(37)	(94)	(165)
Gain on sale of MBS and other investments	2	20	--
Service charges on deposits	955	890	993
Gain on sale of loans, net	567	596	247
Bank owned life insurance (“BOLI”) net earnings	146	154	121
Valuation recovery (allowance) on MSRs	(82)	142	(137)
ATM and debit card interchange transaction fees	564	540	515
Other	226	245	187
Total non-interest income, net	2,341	2,493	1,761

Non-interest expense
Salaries and employee benefits	3,006	3,055	3,150
Premises and equipment	647	682	640
Advertising	173	172	235
OREO and other repossessed assets expense, net	363	434	496
ATM	206	197	203
Postage and courier	124	139	139
Amortization of core deposit intangible (“CDI”)	37	37	42
State and local taxes	159	152	155
Professional fees	217	232	190
FDIC insurance	237	241	248
Other insurance	51	53	56
Loan administration and foreclosure	82	372	345
Data processing and telecommunications	303	315	285
Deposit operations	177	193	202
Other	315	298	396
Total non-interest expense	6,097	6,572	6,782

(Table continued on following page)

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	Three Months Ended
	June 30,	March 31,	June 30,
	2012	2012	2011
Income (loss) before income taxes	$1,972	$1,144	$(2,009)
Provision (benefit) for income taxes	624	336	(729)
Net income (loss)	1,348	808	(1,280)

Preferred stock dividends	(208)	(208)	(208)
Preferred stock discount accretion	(61)	(59)	(57)
Net income (loss) to common shareholders	$1,079	$541	$(1,545)

Net income (loss) per common share:
Basic	$0.16	$0.08	$(0.23)
Diluted	0.16	0.08	(0.23)

Weighted average common shares outstanding:
Basic	6,780,516	6,780,516	6,745,250
Diluted	6,780,516	6,780,516	6,745,250

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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2012	2011
Interest and dividend income
Loans receivable	$23,254	$24,966
MBS and other investments	323	486
Dividends from mutual funds	26	23
Interest bearing deposits in banks	252	260
Total interest and dividend income	23,855	25,735

Interest expense
Deposits	3,128	4,805
FHLB advances and other borrowings	1,525	1,835
Total interest expense	4,653	6,640
Net interest income	19,202	19,095

Provision for loan losses	2,600	5,000
Net interest income after provision for loan losses	16,602	14,095

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(190)	(338)
Gain on sale of MBS and other investments	22	79
Service charges on deposits	2,815	2,875
Gain on sale of loans, net	1,722	1,214
BOLI net earnings	457	361
Valuation recovery on MSRs	144	703
ATM and debit card interchange transaction fees	1,621	1,384
Other	687	542
Total non-interest income, net	7,278	6,820

Non-interest expense
Salaries and employee benefits	8,989	9,393
Premises and equipment	1,979	1,967
Advertising	553	604
OREO and other repossessed assets expense, net	1,299	930
ATM	598	583
Postage and courier	381	400
Amortization of CDI	111	125
State and local taxes	460	475
Professional fees	628	567
FDIC insurance	703	919
Other insurance	161	299
Loan administration and foreclosure	615	711
Data processing and telecommunications	918	847
Deposit operations	593	447
Other	903	1,069
Total non-interest expense	18,891	19,336

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	Nine Months Ended
	June 30,	June 30,
	2012	2011
Income before income taxes	$4,989	$1,579
Provision for income taxes	1,551	417
Net income	3,438	1,162

Preferred stock dividends	(624)	(624)
Preferred stock discount accretion	(179)	(168)
Net income to common shareholders	$2,635	$370

Net income per common share:
Basic	$0.39	$0.05
Diluted	0.39	0.05

Weighted average common shares outstanding:
Basic	6,780,516	6,745,250
Diluted	6,780,516	6,745,250

Timberland Q3 Earnings
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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2012	2012	2011
Assets
Cash and due from financial institutions	$12,489	$11,154	$10,997
Interest-bearing deposits in banks	80,499	100,467	103,306
Total cash and cash equivalents	92,988	111,621	114,303

Certificates of deposit (“CDs”) held for investment, at cost	22,781	20,180	18,087
MBS and other investments:
Held to maturity, at amortized cost	3,503	3,706	4,283
Available for sale, at fair value	5,113	5,261	7,679
FHLB stock	5,705	5,705	5,705

Loans receivable	544,708	545,961	532,322
Loans held for sale	4,064	1,296	766
Less: Allowance for loan losses	(11,603)	(12,264)	(11,790)
Net loans receivable	537,169	534,993	521,298

Premises and equipment, net	17,723	17,640	16,981
OREO and other repossessed assets, net	9,997	8,024	10,996
BOLI	16,374	16,228	13,762
Accrued interest receivable	2,161	2,369	2,527
Goodwill	5,650	5,650	5,650
Core deposit intangible	286	323	439
Mortgage servicing rights, net	2,150	2,284	2,463
Prepaid FDIC insurance assessment	1,415	1,643	2,335
Other assets	6,121	7,082	8,510
Total assets	$729,136	$742,709	$735,018

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$70,004	$69,633	$57,735
Deposits: Interest-bearing	520,362	534,963	531,763
Total deposits	590,366	604,596	589,498

FHLB advances	45,000	45,000	55,000
Repurchase agreements	826	948	598
Other liabilities and accrued expenses	3,669	4,181	3,588
Total liabilities	639,861	654,725	648,684
Shareholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; 16,641 shares, Series A, issued and outstanding $1,000 per share liquidation value	16,168	16,107	15,932
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding	10,500	10,480	10,463
Unearned shares- Employee Stock Ownership Plan	(1,785)	(1,851)	(2,049)
Retained earnings	64,905	63,826	62,609
Accumulated other comprehensive loss	(513)	(578)	(621)
Total shareholders’ equity	89,275	87,984	86,334
Total liabilities and shareholders’ equity	$729,136	$742,709	$735,018

Timberland Q3 Earnings
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KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2012	2012	2011

PERFORMANCE RATIOS:
Return (loss) on average assets (a)	0.74%	0.44%	(0.69)%
Return (loss) on average equity (a)	6.09%	3.69%	(5.83)%
Net interest margin (a)	3.96%	3.72%	3.76%
Efficiency ratio	67.98%	74.97%	82.98%

	Nine Months Ended
	June 30,		June 30,
	2012		2011
PERFORMANCE RATIOS:
Return on average assets (a)	0.62%		0.21%
Return on average equity (a)	5.24%		1.79%
Net interest margin (a)	3.80%		3.78%
Efficiency ratio	71.34%		74.61%

	June 30,	March 31,	June 30,
	2012	2012	2011
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$24,018	$26,623	$21,545
Loans past due 90 days and still accruing	945	2,967	4,893
Non-performing investment securities	2,484	2,516	3,184
OREO and other repossessed assets	9,997	8,024	10,996
Total non-performing assets (b)	$37,444	$40,130	$40,618

Non-performing assets to total assets (b)	5.14%	5.40%	5.53%
Net charge-offs during quarter	$ 1,561	$ 758	$ 3,408
Allowance for loan losses to non-accrual loans	48%	46%	55%
Allowance for loan losses to loans receivable, net (c)	2.11%	2.24%	2.21%
Troubled debt restructured loans on accrual status (d)	$14,579	$15,890	$ 20,783

CAPITAL RATIOS:
Tier 1 leverage capital	11.59%	11.42%	11.01%
Tier 1 risk based capital	15.58%	15.27%	15.34%
Total risk based capital	16.85%	16.54%	16.60%
Tangible capital to tangible assets (e)	11.52%	11.13%	11.01%

BOOK VALUES:
Book value per common share	$ 10.38	$ 10.20	$ 9.99
Tangible book value per common share (e)	9.53	9.35	9.13

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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $9,319, $7,097 and $4,956 reported as non-accrual loans at June 30, 2012, March 31, 2012 and June 30, 2011, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q3 Earnings
July 24, 2012

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	June 30,	March 31,	June 30,
	2012	2012	2011

Average total loans	$548,450	$540,858	$537,858
Average total interest-bearing assets (a)	669,715	673,970	682,529
Average total assets	733,243	732,882	743,207
Average total interest-bearing deposits	524,249	529,707	535,873
Average FHLB advances and other borrowings	45,818	45,967	55,509
Average shareholders’ equity	88,535	87,587	87,797

	Nine Months Ended
	June 30,		June 30,
	2012		2011

Average total loans	$542,378		$537,782
Average total interest-bearing assets (a)	673,049		672,772
Average total assets	734,138		732,041
Average total interest-bearing deposits	526,683		529,736
Average FHLB advances and other borrowings	49,138		55,514
Average shareholders’ equity	87,548		86,686
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(a)  Includes loans and MBS on non-accrual status